EXHIBIT 10.6

SHAREHOLDERS’ AGREEMENT

By and Among

FRONT PORCH DIGITAL INC.,

JAY YOGESHWAR,

MELANIE R. FENDT,

FREDERICK M. VENZIE III,

FRANCES HETHERINGTON,

ANNA RICHMOND

and

BOBBY R. GUPTA

Dated as of October 10, 2000

SHAREHOLDERS’ AGREEMENT

SHAREHOLDERS’ AGREEMENT (the "Agreement") dated as of October 10, 2000, by and among FRONT PORCH DIGITAL INC., a Nevada corporation (the "Company"), JAY YOGESHWAR, MELANIE R. FENDT, FREDERICK M. VENZIE III, FRANCES HETHERINGTON, ANNA RICHMOND and BOBBY R. GUPTA (collectively, the "Shareholders" and individually, a "Shareholder").

W I T N E S S E T H

WHEREAS, each of the Shareholders owns shares of the Common Stock, par value $.001 per share, of the Company; and

WHEREAS, the Company and the Shareholders desire to provide for certain purchase and tender rights and other matters for certain of such shares;

NOW THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto, it is hereby agreed as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Definitions. Whenever used in this Agreement, unless otherwise defined or the subject matter or context dictates, the following terms shall have these respective meanings:

(a) "Agreement" means this Shareholders’ Agreement, any agreement which is supplementary to or in amendment or confirmation of this Agreement, and any schedules hereto or thereto.

(b) "Disposition" shall have the meaning assigned in Section 3.1.

(c) "Shares" mean, the shares of Common Stock, $.001 par value, of the Company, as well as: (i) any shares into which shares then authorized may be converted, reclassified, redesignated, subdivided, consolidated or otherwise changed; (ii) any shares of the Company or any successor or other body corporate which may be received by the holders of shares on a merger, amalgamation or other reorganization of or including the Company; and

(iii) any securities which may now or hereinafter be convertible or exercisable into such shares.

(d) "Shareholder" or "Shareholders" shall mean one or more of the holders of Shares who have executed a counterpart of this Agreement and their respective heirs, executors, legatees, distributees under the laws of intestacy, administrators, successors, trustees, donees, legal representatives and assigns.

(e) "Triggering Event" shall mean the consummation by the Company in one or more transactions of the sale of equity securities of the Company pursuant to which the Company has received gross proceeds of at least Fifteen Million Dollars ($15,000,000).

1.2 Extended Meanings. Words importing the singular number include the plural and vice versa and words importing gender include all genders.

ARTICLE II

PURCHASE AND TENDER RIGHTS

2.1 Company’s Option to Purchase Shares from Shareholders. The Company shall have the right in one or more transactions to purchase on or after March 1, 2001 from each of the Shareholders all or a portion of the number of Shares listed opposite their respective names on Exhibit A attached hereto, for a purchase price of $1.50 per share; provided, however, that the Company’s rights to purchase Shares from any Shareholder pursuant to this Section 2.1 shall terminate in the event such Shareholder tenders his or her Shares for purchase pursuant to Section 2.2 hereof. The amount of the purchase price shall be appropriately adjusted if the number of issued and outstanding Shares shall be increased or reduced by change in par value, combination, split-up, reclassification, distribution of a dividend payable in stock, or the like. Notice of the intent of the Company to exercise its right to purchase any Shares pursuant to this Section 2.1 shall be evidenced by a writing signed by the Company (as "Notice of Purchase") and delivered to the Shareholders on or prior to October 10, 2001.

2.2 Shareholders’ Option to Tender Shares to the Company. Upon a Triggering Event, each Shareholder shall have the right in one or more transactions to tender all or a portion of the number of Shares listed opposite their respective names on Exhibit A attached hereto, to the Company for repurchase by the Company at a purchase price of $1.50 per share; provided, however, that the Company has not exercised its purchase rights under Section 2.1 hereof. The amount of the purchase price and the number of Shares shall be appropriately adjusted if the number of issued and outstanding Shares shall be increased or reduced by change in par value, combination, split-up, reclassification, distribution of a dividend payable in stock, or the like. Notice of the intent of each Shareholder to exercise his or her right to tender any Shares pursuant to this Section 2.2 shall be evidenced by a writing signed by the Shareholder (a "Notice of Tender") and delivered to the Company on or prior to October 10, 2001.

2.3 Closing Matters. The closing for the consummation of the transactions contemplated by Sections 2.1 and 2.2 shall take place at the offices of the Company, at a mutually agreed upon time on a business day designated by the Company in its Notice of Purchase or by the Shareholders in their Notice of Tender, as the case may be, which date shall be not earlier than ten days nor later than 30 days from the date of such notice, or at such other place and at such other time and date as shall be agreed upon by the Shareholders and the Company. At such closing, each Shareholder shall cause to be delivered to the Company certificates for the Shares to be purchased by the Company from such Shareholder duly endorsed in blank for transfer or with duly executed stock powers attached, and with all required transfer tax stamps affixed, together with a certificate dated the date of such closing representing and warranting that on such date such Shareholder has transferred or caused to be transferred to the Company good and marketable title to such Shares free and clear of all claims, equities, liens, charges and encumbrances, in exchange for the purchase price of such Shares. The purchase price shall be paid in cash or by certified or official bank check.

2.4 Capital Surplus. If the Company shall not have sufficient surplus to permit it lawfully to purchase all of the Shares that may be purchased by it under Sections 2.1 or 2.2, the Company shall promptly take such actions as may be required to adjust the capital of the Company or to otherwise enable it to purchase such Shares.

ARTICLE III

DISPOSITION OF SHARES

3.1 Restriction on Transfer of Shares. Prior to October 10, 2001 (the "Termination Date"), no Shareholder may sell, assign, transfer, mortgage, alienate, pledge, hypothecate, create or permit to exist a security interest in or lien on, place in trust or in any other way encumber or otherwise dispose of (any of the foregoing being hereinafter referred to as a "Disposition") any Shares now owned or any interest therein except as expressly permitted by the terms and provisions of this Agreement. The Company shall have no obligation to recognize or accede to any Disposition or to register any transfer of Shares on its books unless such Disposition is effected in accordance with the terms and provisions of this Agreement. No person who purports to be a holder of Shares acquired in violation of the terms and provisions of this Agreement shall be entitled to any rights with respect to such Shares, including any rights to vote such Shares, to receive any dividends declared thereon, or to receive any notice with respect thereto under this Agreement or otherwise.

3.2 Transfer to Family Members.

(a) Prior to the Termination Date, any Shareholder, at any time or from time to time, upon written notice to the Company in accordance with paragraph (b) below, may bequeath or transfer by gift all or a portion of his or her Shares to his or her spouse, parents or children or to the trustee of a trust for the exclusive benefit of one or more of his or her spouse, parents or children. If the transferee is a minor or not competent to manage his or her own affairs, he or she must be represented by a legal representative acceptable to the Company. Upon consummation of any such bequest or gift, (i) the transferee or his or her legal representative shall be required to execute and deliver to each of the parties hereto a copy of this Agreement so that such transferee becomes a Shareholder for all provisions of this Agreement and (ii) the Shares subject thereto shall remain subject to the terms and provisions of this Agreement.

(b) If any Shareholder intends to make a Disposition of all or a portion of his or her Shares pursuant to this Section, such Shareholder shall give at least 60 days prior written notice of such proposed Disposition to the Company. Any such notice shall specify the number of Shares subject to such proposed Disposition, identify the proposed transferee and state the family relationship between the Shareholder and the proposed transferee.

ARTICLE IV

MISCELLANEOUS

4.1 Legend. The Shareholders shall cause each certificate representing Shares that are subject to this Agreement to have stamped, printed or typed thereon the following legend:

The securities represented by this certificate are subject to a Shareholders’ Agreement, dated as of October 10, 2000, among Front Porch Digital Inc. (the "Company") and certain of its shareholders, a copy of which may be examined at the principal office of the Company.

4.2 Notice. Any notice or document required or permitted by this Agreement to be given to a party hereto shall be in writing and is sufficiently given if delivered personally, or if sent by prepaid certified mail, return receipt requested, to such Shareholder at the address designated in writing to the Company by such Shareholder or to the Company addressed as follows:

the Company: Front Porch Digital Inc.

1810 Chapel Avenue West

Suite 130

Cherry Hill, New Jersey 08002

Attention: Chief Executive Officer

with a copy to: Pryor Cashman Sherman & Flynn, LLP

410 Park Avenue

New York, N.Y. 10022

Attention: Eric M. Hellige, Esq.

Notice so mailed shall be deemed to have been given upon receipt if delivered personally or on the fifth business day next following the date of the returned receipt. Any notice delivered to the party to whom it is addressed shall be deemed to have been given and received on the day it is delivered. Any party may from time to time notify the others in the manner provided herein of any change of address which thereafter, until changed by like notice, shall be the address of such party for all purposes hereof.

4.3 Term of Agreement.

(a) This Agreement shall terminate upon the mutual consent in writing of all of the parties hereto.

(b) Nothing contained in this Section 4.3 shall affect or impair any rights or obligations arising prior to the time of the termination of this Agreement, or which may arise by an event causing the termination of this Agreement.

4.4 Severability. If in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances.

4.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together shall constitute one document.

4.6 Entire Agreement; Etc. This Agreement sets forth the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, among the parties hereto and there are no warranties, representations and other agreements between the parties hereto in connection with the subject matter hereof except as specifically set forth herein or therein. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by all the parties to this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

4.7 Governing Law. This Agreement shall be construed in accordance with the internal laws of the State of Nevada applicable to agreements made and to be performed in Nevada.

IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of each of the parties hereto as of the date first above written.

FRONT PORCH DIGITAL INC.

By: /s/ Timothy Petry

Name: Timothy Petry

Title: Chief Financial Officer

/s/ Jay Yogeshwar

Jay Yogeshwar

/s/ Melanie R. Fendt

Melanie R. Fendt

/s/ Frederick M. Venzie III

Frederick M. Venzie III

/s/ Frances Hetherington

Frances Hetherington

/s/ Anna Richmond

Anna Richmond

/s/ Bobby R. Gupta

Bobby R. Gupta

EXHIBIT A

Shareholder	Number of Shares
Jay Yogeshwar	500,000
Melanie R. Fendt	450,000
Frederick M. Venzie III	250,000
Frances Hetherington	100,000
Anna Richmond	100,000
Bobby R. Gupta	50,000